UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CASH AMERICA INTERNATIONAL, INC.

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1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2008

To Our Shareholders:

You are cordially invited to attend Cash America International, Inc.’s Annual Meeting of Shareholders to be held on Wednesday, April 23, 2008 at 9:00 a.m., Central Daylight Time, at the Cash America Building, 1600 West 7th Street, Fort Worth, Texas 76102. At the Annual Meeting, we will ask you to:

(1)	Elect eight directors to serve until the 2009 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

(3)	Consider a shareholder proposal, if presented at the meeting; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

Only shareholders of record at the close of business on March 5, 2008 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

We sincerely desire your presence at the meeting. Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. Curtis Linscott Secretary

Fort Worth, Texas

March 26, 2008

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2008

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Wednesday, April 23, 2008 at the Cash America Building, 1600 W. 7th Street, Fort Worth, Texas 76102 and at any recess or adjournment thereof. We will begin sending this proxy statement and the enclosed proxy card to our shareholders on or about March 26, 2008.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2007 with these proxy materials, but it is not part of the proxy solicitation material.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, we will ask you to:

(1)	Elect eight directors to serve until the 2009 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

(3)	Consider a shareholder proposal, if presented at the meeting; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

VOTING PROCEDURES

Who Can Vote. Only record holders of our common stock at the close of business on March 5, 2008, the record date, are entitled to vote. At the close of business on the record date, 29,200,689 shares of common stock, par value $.10 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote. If you are a shareholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. If you hold your shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker or nominee provides to you or as your broker or nominee otherwise instructs.

Vote Required to Elect Directors. The eight nominees for election as directors who receive the most votes “for” election will be elected. Withheld votes, abstentions and broker non-votes do not affect whether a nominee has received sufficient votes to be elected.

Vote Required to Adopt Other Proposals. The affirmative vote of the majority of common stock represented in person or by proxy will be required to approve the other proposals presented. If you abstain, your shares will be treated as shares present or represented and voting, so that your abstention will have the effect as a vote against the proposal.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker. If your broker holds your shares in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to certain routine items (sometimes called “discretionary items”), but not with respect to non-routine, or “non-discretionary” items. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be included in determining the presence of a quorum at the meeting but will not be considered “present” for purposes of voting on a non-discretionary proposal. The election of directors and the proposal to ratify the selection of our independent public accounting firm will be “discretionary” items. The shareholder proposal will be “non-discretionary.”

How Your Shares Will Be Voted if New Matters Are Raised at the Meeting. If new matters are raised at the meeting and we did not have notice of the matter on or before February 13, 2008 (45 days before the date we mailed our 2007 proxy statement), the shares will be voted at the discretion of the proxy holders.

What to do if You Wish to Change Your Voting Instructions. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting either (a) by notifying the Secretary of the Company in writing at the Company’s principal executive offices that you wish to revoke your proxy, (b) by delivering a subsequent proxy relating to the same shares, or (c) by attending the Annual Meeting and voting in person. Please note that your attendance at the Annual Meeting will not of itself revoke your proxy.

We Will Bear Solicitation Expenses. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Shareholder Communications, Inc. will assist us in the solicitation of proxies and we will pay Georgeson approximately $6,000 for these services. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation. We will not pay these persons additional compensation for these efforts, but will reimburse their out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has eight members, each of whom is elected annually. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight persons listed below for election as directors. Those elected will serve until the 2009 Annual Meeting, until their successors are elected and qualify or until their earlier death or resignation.

Each nominee is a current director who was elected at the 2007 Annual Meeting. All nominees are independent except for Mr. Daugherty and Mr. Feehan. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee that the Board proposes unless you indicate otherwise.

The following is information about each nominee:

Name and Age	Principal Occupation During Past Five Years	Director Since
Jack R. Daugherty (60)	Mr. Daugherty founded the Company and has served as Chairman of the Board since its inception. He was also the Company’s Chief Executive Officer from its inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. Other public company directorships currently held: None.	1983

Daniel E. Berce (54)	Mr. Berce has been President and Chief Executive Officer of AmeriCredit Corp since August 2005 and its President since April 2003. He was AmeriCredit’s Vice Chairman and Chief Financial Officer from November 1996 until April 2003, and, prior to November 1996, served AmeriCredit as its Executive Vice President, Chief Financial Officer and in other positions. Before joining AmeriCredit, he was a partner with Coopers & Lybrand. Other public company directorships currently held: AmeriCredit Corp and AZZ incorporated.	2006

A. R. Dike (72)	Mr. Dike has owned and served as President of The Dike Co., Inc. (a private insurance agency) since 1998. He served as Chairman of Willis Corroon Life, Inc. of Texas from 1991 through June 1999. Other public company directorships currently held: AmeriCredit Corp.	1988

Daniel R. Feehan (57)	Mr. Feehan became Chief Executive Officer and President of the Company in February 2000. Prior to that he served as President and Chief Operating Officer, beginning January 1990. Other public company directorships currently held: AZZ incorporated and RadioShack Corporation.	1984

Name and Age	Principal Occupation During Past Five Years	Director Since
James H. Graves (59)	Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. He is also a Director of BankCap Partners, LP, a private equity fund, which he co-founded in February 2006. He was Chief Executive Officer of Texas Capital Investors, a subsidiary of Texas Capital Bank Holding Company, from October 2005 until February 2006. He was Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. He has been a partner in Haverfield Homes, LP, a Dallas-based home construction company, since June 2004. From November 2000 until January 2002, he was a Managing Director-Investment Banking for UBS Warburg. Other public company directorships currently held: Hallmark Financial Services, Inc.	1996

B. D. Hunter (78)	Mr. Hunter served as Vice Chairman of the Board of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses, from January 2000 until February 2005 and is currently a consultant to that company. Other public company directorships currently held: None.	1984

Timothy J. McKibben (59)	Mr. McKibben has served as Chairman of the Board of Ancor Holdings, L.P., a private investment firm, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a medical products manufacturing company he co-founded in 1978. Other public company directorships currently held: None.	1996

Alfred M. Micallef (65)	Mr. Micallef has served as Chairman of JMK International, Inc., a holding company of rubber and plastics manufacturing businesses, for more than five years. Other public company directorships currently held: None.	1996

The Board of Directors unanimously recommends that you vote FOR each of the nominees.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008 subject to your ratification.

The Board is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our bylaws do not require this ratification, the Board believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an important opportunity for you to provide direct feedback to the Board on an important issue of corporate governance. If our shareholders do not ratify the selection, we will consider that action as a direction to the Audit Committee and the Board of Directors to consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board, whenever it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

Audit and Non-Audit fees

Fees paid to PricewaterhouseCoopers LLP during the last two fiscal years were as follows:

	2007	2006	Description of Fees
Audit Fees:	$742,500	$741,731	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of management’s assessment of internal control over financial reporting, and statutory audits of subsidiaries required by governmental or regulatory bodies.

Audit-Related Fees:	-0-	205,485	Audit-related fees consist of acquisition due diligence services and uniform franchise offering circular review.

Total:	$742,500	$947,216

We paid no tax-related or other fees to PricewaterhouseCoopers LLP during the last two fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for the Company, subject to the requirements of applicable law.

Before engaging the independent registered public accounting firm for the next year’s audit, our management will present a proposal to the Audit Committee describing the services in each of four categories of services (audit services, audit-related services, tax services and other services) that the firm is expected to render during the next year and a budget for fees related to such services.

After the Audit Committee has approved the proposal, it must approve any fees that exceed the budgeted amount for a particular category of services or the engagement of the independent registered public accounting firm for any services not included in the proposal. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the parameters that the Audit Committee has approved.

The Audit Committee pre-approved all of the Audit and Audit-Related Fees for 2006 and 2007.

PROPOSAL 3

SHAREHOLDER PROPOSAL

We have been notified that two shareholders intend to jointly present the following proposal for consideration at the annual meeting, which we are presenting as submitted to us. The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a negative vote on the proposal. Broker non-votes will not be considered entitled to vote on the proposal and will not be counted in determining the number of shares necessary for approval of the proposal.

Proposal

Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, NY 10016, which held 4,500 shares as of November 15, 2007, and the Benedictine Sisters of Boerne, Texas, 285 Oblate Drive, San Antonio, TX 78216, who owned 1,600 shares as of November 19, 2007, have notified us that they intend to jointly present the following proposal for consideration at the annual meeting:

“Establish Anti-Predatory Lending Policies

Whereas:

Our company provides consumer cash advances, or “payday loans,” but unlike many financial services providers, our company makes little effort to ensure the suitability of its products for borrowers.

According to the Cash America website, the annual percentage rate for a typical payday loan exceeds 400%, though a study found that nearly half of all borrowers believed their rate to be under 30% (Credit Research Center, 2001).

The industry claims that these loans are for occasional short-term cash needs only, yet many borrowers obtain frequent payday loans. According to a 2003 Iowa Banking Division study, the average payday borrower in Iowa received 12 such loans per year, suggesting that many people may be using cash advances to roll over or “flip” earlier payday loans.

According to the Coalition for Responsible Lending, the average payday loan borrower pays nearly $800 to repay a loan of $325. Since most payday loan customers are of low or moderate income, frequent roll-overs of cash advances could result in a “debt trap” from which some would be unable to emerge.

Critics have identified several industry activities as “predatory,” including:

•	Triple digit interest rates and poor disclosure of borrowing costs;

•	Loan flipping;

•	Mandatory arbitration clauses; and

•	Little or no consideration of borrowers’ ability to repay.

Policymakers are increasingly restricting the practice of payday lending:

•	All four national banking regulators effectively prohibit banks under their supervision from marketing payday lending products.

•	At least eleven states passed laws that effectively end the practice, with the District of Columbia doing so in September 2007.

•	Federal law caps loans to U.S. Military service personnel at 36%.

•	Legislation recently introduced in Congress would ban lending based on post-dated checks or debits drawn on depositary institutions, a key industry practice.

The academic and political consensus is increasingly that payday loans harm the interests of working poor and military customers. The media has extensively covered the high financial and professional price military customers pay for payday loans, and the industry has been criticized for targeting military families for “predatory” loans.

Resolved: Shareholders request that the board of directors of Cash America form an independent committee of outside directors to (1) oversee the amendment of current policies and the development of enforcement mechanisms to prevent employees or affiliates from engaging in predatory lending practices; and (2) provide a report to shareholders that offers assurances about the adequacy of the policy and its enforcement, by May 2009.

Supporting Statement

Shareholders have no means of evaluating the effectiveness of current company policies. Reports to shareholders on our company’s anti-predatory lending policies should include:

•	Metrics to determine whether loans were consistent with the borrowers’ ability to repay;

•	The results of our company’s efforts to be transparent regarding the terms of loan amounts; and

•	An assessment of the reasonableness of collection procedures.

Policies must be accompanied by thorough internal controls and public reporting to allow shareholders to evaluate the company’s success in complying with its own standard.”

The Board of the Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

The Board believes that the proposal is not in the best interests of Cash America or its shareholders and is unnecessary, as we already have procedures and controls in place to address the concerns it identifies.

We have been in the business of providing financial services to our customers for over 23 years and have provided short-term cash advances, also known as payday loans, for nearly 10 years. Our experience has provided us an in-depth knowledge of the types of financial services that our customers want and that are suitable to their needs and their ability to repay. In our cash advance business, we evaluate our customers’ ability to repay and facilitate our lending decisions by using our own proprietary credit scoring models and credit scoring models of third parties with vast experience in the cash advance industry. We do not make a loan if we believe a customer cannot repay it.

Several of the state laws that govern our cash advance products create suitability standards by dictating how much we can advance to a customer based on the customer’s income and/or prior loan activity, or by limiting the number of loans that our customers can receive. Many of these state laws also impose extensive licensing and disclosure requirements, limitations on rollovers and a variety of other consumer protections. These laws were vigorously debated in formal legislative processes and provide parameters deemed appropriate for residents within each state. In addition, as a result of a new federal law limiting the interest rate charged to military personnel, our cash advance products are no longer available to military personnel or their families.

We are also a leading member of the Community Financial Services Association of America (the “CFSA”), a national association of responsible lenders that promotes cash advance legislation and regulation providing payday advance customers with substantive consumer protections while preserving their access to short-term credit options, and encourages responsible industry practices. We adhere to guidelines that the CFSA has developed as best practices, and requires that its members follow, to promote responsible lending practices in the payday loan industry, and to ensure that our customers have complete information about their loan and are treated fairly and in compliance with the laws applicable to their loan. Among other things, the guidelines developed by the CFSA include:

•	Fully disclosing the terms of each loan, including prominent disclosure of the annual percentage rate, as required by the Federal Truth in Lending Act and applicable state laws;

•

Providing customers who are unable to repay a loan according to its original terms an opportunity, at least once in a 12-month period, to repay the loan in installments over an extended period at no extra cost;

•	Limiting the number of times a customer can extend an outstanding advance to not more than four times, and only if such extensions are allowed under applicable state law;

•	Requiring that any rates or fees charged are permitted by state or federal law;

•	Providing customers the right to rescind any cash advance transaction on or before the close of the following business day without incurring any charges on the loan;

•	Promoting responsible use of cash advances and informing customers of the intended use of the cash advance service, so that they understand which uses of this short-term loan product are appropriate;

•	Collecting past due amounts in a professional, fair and lawful manner, and in accordance with the collection limitations contained in the Fair Debt Collection Practices Act and applicable state laws.

We already disclose in our SEC filings information about the performance of our cash advance portfolio, including metrics concerning loans written and the magnitude of loan losses sustained by lending to this customer group. We believe that these disclosures provide an effective means for our shareholders to evaluate our cash advance practices and procedures. In addition, since we believe our proprietary loan scoring criteria provides us with a competitive advantage in the cash advance industry, disclosure of the information requested by the proponents could compromise that competitive advantage. Accordingly, we believe that developing and maintaining the additional reporting proposed by the proponents would serve mainly to impose additional time, resource and expense burdens without providing meaningful additional benefit to our shareholders.

Several recent academic studies have concluded that payday lending is beneficial to customers and provides them a valuable credit alternative. A recent report prepared by staff members of the Federal Reserve Bank of New York has concluded that consumers in areas without access to payday loans experience increased credit problems, such as higher bounced check fees and late charges, more problems with debt collectors and other lenders, more sales of personal assets to stave off bankruptcy, increases in Chapter 7 bankruptcies, and greater overall financial distress. We believe our products provide a valuable tool to our customers to meet their financial needs and avoid these types of distress.

We are proud of our record in providing financial services to persons for whom traditional lending sources are unavailable or unsuitable. We believe that our products provide a valuable credit alternative to our customers.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors

Our Board of Directors has three standing committees: the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. Committee members are named below. All members of the three standing committees are independent directors.

Audit	Management Development and Compensation	Nominating and Corporate Governance
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	A.R. Dike	Alfred M. Micallef

Audit Committee. The Audit Committee’s principal responsibilities are described under “Audit Committee Report” found later in this Proxy Statement. The Audit Committee Report also describes the independence and “financial expert” status of Audit Committee members.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s responsibilities include (i) overseeing the Company’s incentive compensation plans and equity-based plans, (ii) developing and overseeing the Company’s succession planning and leadership development efforts and (iii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that evaluation. The Committee also administers the 2004 Long-Term Incentive Plan. The full Board of Directors reviews the Committee’s decisions and recommendations relating to executive compensation.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and recommends to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. It also assists in developing and recommending corporate governance principles and practices, including determining director independence and committee membership.

Meetings of the Board of Directors

During 2007:

•	the Board of Directors held four meetings, acted by unanimous written consent once, and held a strategic planning retreat;

•	the Audit Committee held five meetings;

•	the Management Development and Compensation Committee held eight meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the non-management members of the Board of Directors held four executive sessions.

All directors attended 75% or more of meetings of the Board and committees on which they serve, and seven attended our 2007 Annual Meeting. While we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting and expect that they will. Non-management members of the Board of Directors hold regular executive sessions in conjunction with each of the Board’s regularly scheduled meetings and at other times as they may deem necessary.

Director Qualification Criteria

Candidates for director are selected for their character, judgment, business experience and acumen. Financial expertise and familiarity with national and international issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board meet the New York Stock Exchange (“NYSE”) listing standards’ independence criteria.

Directors’ Compensation

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in cash ($) (1)		Stock Awards ($) (3)(4)	All Other Compensation ($)		Total($)
Jack R. Daugherty	$26,000		$40,024	$4,103	(5)	$70,127
Daniel R. Feehan	$26,000		—	—		$26,000
Daniel E. Berce, Chairman of the Audit Committee	$40,000		$16,680	—		$56,680
A.R. Dike	$31,000		$40,024	—		$71,024
James H. Graves, Chairman of the MD&C Committee	$41,500		$40,024	—		$81,524
B. D. Hunter	$33,500	(2)	$40,024	—		$70,024
Timothy J. McKibben, Chairman of the N&CG Committee	$40,000		$40,024	—		$80,024
Alfred M. Micallef	$27,500		$40,024	—		$67,524

(1)	Each director, including Mr. Feehan, receives a $5,000 quarterly retainer and a meeting fee of $1,500 per Board meeting attended. The Audit Committee chair receives an additional annual retainer of $8,000, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,000 for each committee meeting attended.

(2)	Mr. Hunter elected to defer his compensation. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year pursuant to the terms of the 2004 Long-Term Incentive Plan. Deferred amounts are in the form of Company common stock, the amount of which is based on the closing price of the common stock on the last trading day of the month in which the cash compensation is earned. The non-employee director is entitled to receive the common stock upon retirement or separation of service from the Board for any reason.

(3)	The amounts shown represent the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in compliance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (“SFAS 123R”) for restricted stock unit (“RSU”) awards under the 2004 Long Term Incentive Plan, including RSUs granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

(4)

On April 25, 2007, the Company granted 931 RSUs to all directors except Mr. Feehan. These RSUs were valued at $43.00, the market price of the Company’s common stock as of the day preceding the grant date; the aggregate market price of each director’s RSUs was $40,033. One-fourth of the RSUs vest on each of the first four grant date anniversaries, except that after the 360th day following the grant date, any unvested RSUs for directors who have served on the Board for five or more years will automatically become fully vested if such director’s service with the Board is terminated. In addition, all unvested RSUs granted in 2007 will automatically vest if the director’s service to the Board terminates as a result of his death. All directors other than Mr. Berce have served for more than five years. Each vested RSU entitles the director to receive one share of the Company’s common stock upon his departure from the Board.

(5)	Represents payment by the Company of the actual cost of Mr. Daugherty’s medical and term life insurance premiums.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles, and committee charters on the Investor Relations portion of our website at www.cashamerica.com, under the “Corporate Governance” tab. You may also request printed copies from the Corporate Secretary.

Under the Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding director in all meetings of non-management directors.

Director Independence

In accordance with NYSE rules, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the guidelines it has adopted, which include all the elements of independence set forth in the NYSE listing standards.

When considering a director’s independence, the Board also considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director or members of a director’s family may have with us. In particular, the Board considered the ownership of five Cash America pawnshop franchises directly or indirectly controlled by B. D. Hunter and members of his family, and James H. Graves’ relationship with an affiliate of Texas Capital Bank, a lender under our credit facility with Wells Fargo Bank, N.A., when evaluating their independence.

Based on these standards and considerations, the Board has determined that each of our directors other than Mr. Daugherty and Mr. Feehan is independent under the NYSE listing standards and applicable rules and regulations of the Securities and Exchange Commission. The Board also determined that Daniel R. Feehan, our President and CEO, and Jack R. Daugherty, our Chairman of the Board and former CEO, are not independent under these rules.

Transactions with Related Persons

Our related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all Company employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee (the “N&CG Committee”), or another Board committee comprised of at least three independent directors, must approve, ratify or refer to the full Board related person transactions involving amounts from $60,000 to $120,000. It must make recommendations to the full Board concerning related person transactions involving higher amounts, which the full Board must consider. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. We would seek shareholder approval for a related person transaction if required by NYSE rules, our articles of incorporation or applicable law.

If it is impractical or undesirable to wait until a Board or a committee meeting to consummate a related person transaction involving $120,000 or less, the N&CG Committee chair may review and approve the transaction. Another N&CG Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate is a party to the transaction. Such approval shall be reported to the Board at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board, applicable committee or director shall determine whether the transaction is fair and reasonable to us. We are not required to obtain a fairness opinion or other third party support or advice regarding the transaction’s fairness, but the Board or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the N&CG Committee of such employment within a reasonable period after such person commences employment.

During 2007, the Company did not participate in any transactions involving amounts exceeding $120,000 and in which any director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee of the Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company or has any interlocking relationship with another entity requiring disclosure.

Procedure for Contacting Directors

You may communicate with the Board or with a specific director at any time by writing to the Board or that director at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the whole Board or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages not addressed to the Board or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. The Secretary has the discretion to forward these communications to appropriate persons within the Company.

Shareholder Nominations of Directors

The Nominating and Corporate Governance Committee will consider director candidates meeting director qualification criteria who are suggested by directors, management, shareholders and search firms hired to identify and evaluate qualified candidates. Shareholders may submit recommendations in writing to the Corporate Secretary of the Company. The Secretary must receive any written recommendation by November 26, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s common stock, par value $.10 per share, is its only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information as of the dates below, with respect to each person or entity who is known to the Company as of the record date to be the beneficial owner of more than five percent (5%) of the Company’s common stock, based on a review of documents publicly filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	1,853,221	(1)	6.3%

Earnest Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309	1,848,817	(2)	6.3%

(1)	According to a Schedule 13G filed with the SEC on January 31, 2008.

(2)	According to a Schedule 13G filed with the SEC on February 13, 2008, Earnest Partners, LLC beneficially owns 1,848,817 shares, has sole voting power with respect to 599,632, shared voting power with respect to 525,044 shares, and has the sole right to dispose of all 1,848,817 shares.

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our common stock as of the record date by our directors, nominees for election as directors, executive officers whose compensation is disclosed in the Executive Compensation section in this proxy statement, and all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class
Daniel E. Berce	5,821		*
Jack R. Daugherty	21,908		*
A.R. Dike	22,694		*
Daniel R. Feehan	550,729		1.9%
James H. Graves	28,390		*
B.D. Hunter	39,671	(3)	0.1%
Timothy J. McKibben	25,819		*
Alfred M. Micallef	6,694		*
Thomas A. Bessant, Jr.	95,409		0.3%
Jerry A. Wackerhagen	2,553		*
James H. Kauffman	183,525		0.6%
Michael D. Gaston	41,028	(4)	0.1%
Jerry D. Finn(5)	16,405		*
All Directors and Executive Officers as a group (17 persons)	1,181,084	(6)	3.7%

*	Indicates ownership of less than 0.1% of our common stock

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Except as otherwise indicated in this paragraph, the indicated percentages are based on 29,200,689 shares of common stock issued and outstanding on the record date. For those holding options and restricted stock units, the percentage ownership is calculated by also including as outstanding:

(a) shares underlying such options that are presently purchasable or purchasable within the next sixty days;

(b) unvested restricted stock units held by directors that vest within the next sixty days or whose vesting could accelerate upon the termination of a director’s Board service if that director has served on the Company’s Board of Directors for at least five continuous years and at least 360 days after the date of the restricted stock unit grant; and

(c) vested restricted stock units whose delivery certain officers have elected to defer until after the termination of their employment.

The following shares are issuable under options that are exercisable within sixty days of March 5, 2008: Mr. Daugherty – 10,000 shares; Mr. Feehan – 275,000 shares; Mr. McKibben 15,000 shares; Mr. Bessant – 75,000 shares; and Mr. Kauffman – 100,000 shares.

Restricted stock units whose vesting could be accelerated upon a director’s termination of Board service, or whose delivery has been deferred until an officer’s termination of employment are: Messrs Daugherty, Dike, Graves, Hunter, McKibben and Micallef – 6,694 shares each; Mr. Berce – 820 shares; Mr. Feehan – 34,175 shares; Mr. Bessant – 3,281 shares; Mr. Kauffman – 28,608 shares; and Mr. Gaston – 21,311 shares. No officer or director currently intends to terminate his employment or Board service.

(3)	This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4)	This amount includes 2,500 shares held by Mr. Gaston’s wife.

(5)	Mr. Finn resigned as an executive officer as of September 21, 2007. The amount shown for Mr. Finn includes 9,631 shares issuable under vested RSUs whose delivery has been deferred.

(6)	This amount includes 551,800 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options, 40,985 shares that directors would have the right to acquire through the accelerated vesting of restricted stock units if their Board service terminates, and 96,083 shares whose delivery officers have elected to defer until the termination of their employment. This amount does not include shares beneficially owned by Mr. Finn.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee (the “Committee”) of our Board of Directors oversees our executive compensation policies and practices and seeks to ensure that our executive officers’ total compensation is fair, reasonable and competitive. It reviews and approves all aspects of the Chief Executive Officer’s compensation, including establishing the personal and corporate performance goals and objectives used to set his compensation, evaluating his performance in light of those goals and objectives, and setting his compensation based on that evaluation. The Committee also reviews and makes recommendations to the full Board concerning other executive officers’ compensation, oversees incentive compensation and equity based plans, and advises management and the Board on management development and succession planning issues.

We and the Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The Committee adopted the policy in 2003.

Throughout this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table as “named executive officers.”

Compensation Philosophy and Objectives

We believe that total compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects the executives’ respective contributions to enhancing the value of our shareholders’ investment in our Company.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood, and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of the competitive group described more fully below;

•	Targeting competitive short-term incentives at the 60th percentile of our competitive group, and paid at the 75th percentile for outstanding performance; and

•	Providing competitive benefits and perquisite programs to senior management, targeted at the 50th percentile of our competitive group.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary, to reflect job responsibility, value to the Company and individual performance;

•	A performance-based annual incentive award paid in cash;

•	Long-term, equity based incentive compensation awards, such as restricted stock units, stock options, restricted stock and stock appreciation rights;

•	Retirement plans; and

•	Health, insurance and other benefits also available to employees generally, and certain additional health benefits available to officers.

When making decisions about each compensation element, the Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. The companies used in these comparisons are principally retail organizations, our direct competitors, other financial services firms and non-manufacturing service companies, companies with similar revenues and market capitalization, and companies in the Dallas/Fort Worth, Texas market. The businesses chosen for comparison may vary from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Committee makes all decisions concerning the Chief Executive Officer’s compensation, and annually reviews and determines how his compensation will be allocated among these elements. The Committee also approves the incentive compensation awards and supplemental executive retirement plan contributions for all executive officers. The Chief Executive Officer, in consultation with the Committee, approves the base salaries of the other executive officers. In general, the proportion of an executive officer’s compensation that is at risk and subject to achieving incentive targets increases with the executive’s position and responsibility within the Company.

2007 Review

When we realigned our executive management team during 2007, we established three new executive offices. Two oversee our location-based and internet-based lending operations – the Presidents of the Retail Services and the Internet Services Divisions, respectively – and the third oversees the administrative services that support our operations and senior management – the President of the Shared Services Division. In connection with the management realignment, the Committee reviewed our executive compensation practices, structure and compensation levels, and engaged Watson Wyatt Worldwide, an independent executive compensation consulting firm, to advise it on these matters. Watson Wyatt reported directly to the Committee. We did not engage Watson Wyatt for any additional services beyond their support of the Committee.

The Committee instructed Watson Wyatt to advise it on the market competitiveness and other aspects of our senior executives’ compensation; to review the group of companies with whom we compare our executive compensation and identify other companies with similar revenue levels and market capitalization within financial and retail industries, or that are located in our geographical area; and to analyze the other companies’ compensation data and provide its analysis to the Committee. Based on Watson Wyatt’s review, the Committee used the following companies as comparators in its review of our executives’ compensation:

AmeriCredit Corp	Pier One Imports, Inc.
Advance America, Cash Advance Centers, Inc.	Tuesday Morning Corporation
Advanta Corp.	SWS Group, Inc.
Dollar Financial Corp.	Penson Worldwide, Inc.
EZCORP, Inc.	Radio Shack Corp.
World Acceptance Corporation	Rent-A-Center, Inc.
First Cash Financial Services, Inc.	Zale Corp.
QC Holdings, Inc.

Watson Wyatt found that the overall compensation for our named executive officers was generally below, and in some cases significantly below, the median compensation paid to their counterparts at the comparator companies. The Committee considered Watson Wyatt’s findings and the provision in our Executive

Compensation Policy that our executive officers’ overall compensation should be near the median level when making its 2007 compensation decisions.

Base Salary. The Committee annually reviews Mr. Feehan’s base salary and other compensation, which are set in accordance with his employment agreement. Based on its review of Mr. Feehan’s performance, and as that agreement permits, the Committee has raised Mr. Feehan’s base salary during each year of the agreement’s term from the $433,000 base salary in effect when the agreement was executed in 2004. The other named executive officers’ base salaries are determined according to their current and prior roles within the Company, the knowledge and skill required to fulfill the roles, and the competitive marketplace, principally the companies identified above, with the intention of setting the midpoint of a position’s salary range at the median of the external marketplace.

Salaries are reviewed annually. Merit increases are based on the executive’s management and leadership effectiveness over the performance period. An individual’s base salary may or may not include a merit increase, depending on market movement and the individual’s performance.

In its mid-2007 review of Mr. Feehan’s compensation and performance, the Committee evaluated our accomplishments under Mr. Feehan’s leadership during the preceding year, including our entry into the online cash advance business with our September 2006 acquisition of the CashNetUSA online business, and our record revenues and earnings during the 12 month period preceding the review. It also noted Watson Wyatt’s findings that Mr. Feehan’s total compensation was significantly below the median compensation of his counterparts at the comparator companies. The Committee concluded that Mr. Feehan’s compensation should be increased to a level closer to the median paid to his counterparts at the comparator companies, and increased Mr. Feehan’s base salary from $512,232 to $700,000, or 36.7%, effective August 12, 2007. In addition, the Committee also chose to simplify his compensation structure by eliminating his automobile allowance and the reimbursement of certain professional fees and club memberships as elements of his compensation.

The Watson Wyatt survey found that Mr. Bessant’s compensation was also significantly lower than the median compensation of his counterparts at the comparator companies. The Committee recommended that management increase Mr. Bessant’s base salary so that it was closer to the median paid to Mr. Bessant’s counterparts at the comparator companies. Accordingly, effective August 12, 2007, Mr. Bessant’s base salary was increased from $277,000 to $368,610, or 33.1%. At this time, in order to simplify his compensation structure, his automobile allowance and the reimbursement of certain professional fees and club memberships were eliminated as elements of his compensation.

Upon the promotion of Mr. Wackerhagen to President-Retail Services Division in August 2007, he received an increase in base salary of 93.4%. This increase took into account the market competitiveness for executives in comparable positions and Mr. Wackerhagen’s prior experience. In addition, upon his promotion, his automobile allowance and the reimbursement of certain professional fees and club memberships were eliminated as elements of his compensation.

The increases in Mr. Kauffman and Mr. Gaston’s base salaries reflect the market competitiveness for executives in comparable positions and reflect their historical compensation and input from the Committee and from Mr. Feehan.

The named executive officers’ base salaries were increased during the third quarter of 2007, as follows:

Name	Increased to:	Increased from:
Mr. Feehan	$700,000	$512,232
Mr. Bessant	$368,610	$277,000
Mr. Kauffman	$314,700	$302,635
Mr. Wackerhagen	$420,360	$217,350
Mr. Gaston	$244,600	$235,150
Mr. Finn(1)	$278,600	$267,860

(1)	Mr. Finn’s base salary and other compensation are set in his Employment Transition Agreement effective as of September 21, 2007.

Short-Term Incentive Compensation. Our Short-Term Incentive Plan, or “STI plan,” is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards (“STI awards”). The STI awards are based on the achievement of financial objectives and other factors that the Committee may determine. The Committee has the sole discretion of determining whether to make STI plan awards for a given year, whether to pay STI awards after the end of the year and whether to pay the awards in accordance with the goals set at the beginning of the year or to base the awards on such other factors that the Committee may determine. No Company employee has any contractual right to receive an STI award.

At its first meeting of the year, usually held in January, the Committee determines whether it intends to make STI awards for the coming year. If it elects to make such awards, it then designates the employees eligible to participate and approves the criteria for calculating the awards. When establishing the STI awards, the Committee reviews overall Company performance goals for the year; establishes and assigns weightings to financial and other goals and objectives to be used in setting STI award amounts; establishes an aggregate target amount as an STI award pool from which STI awards would be paid if the financial and other objectives are met; and sets target STI award amounts, expressed as a percentage of base salary, for the named executive officers and other officers.

At its first meeting the following year, the Committee determines whether to pay the STI awards and the amount of the actual awards to be paid. In making this determination, the Committee evaluates our performance and measures whether and to what extent we and the STI participants achieved the year’s financial and performance goals. It also evaluates whether and to what extent it will exercise its discretion to award amounts greater or less than the target STI award amounts, including, among other things, earnings performance, published earnings estimates, achievement of non-financial objectives, the degree of difficulty in achieving the goals, and changes in circumstances within the industry, including competition for talent and relative performance within the industry. The Committee also determines whether to consider additional events that affect the financial goals, such as non-operating gains or losses or unplanned acquisitions or dispositions, in determining the amount of the STI awards to be paid.

In 2007, as in prior years, the Committee used our earnings before taxes (“EBT”) as the basis of the STI plan financial performance goals. The EBT goal, which we determined as part of our annual budgeting process, incorporated an evaluation of expected revenues, expenses and other factors and reflected management’s expectations of our performance during the upcoming year, and excluded certain non-operating gains and losses and earnings resulting from significant non-budgeted acquisitions. At the end of this process, our management recommended to the Committee an aggressive EBT target amount whose achievement would require significant growth in our business and earnings during 2007.

In establishing the criteria for 2007 STI awards, the Committee:

•	Set an earnings performance target based upon its own deliberation and consideration of management’s recommendation of an aggressive EBT target;

•	Determined that:

•

a portion of the STI awards would be tied solely to EBT performance, provided that none of this portion of the target STI award would be considered until we exceed our 2006 EBT (as adjusted for excluded non-operating gains and losses), and provided further that this portion of the target STI award would be considered ratably based on the improvement of 2007 EBT over 2006 EBT, with the full amount of this portion of the target STI awards tied to the 2007 EBT target set by the Committee;

•

the balance of the target STI awards would be determined at the Committee’s discretion upon consultation with the Chief Executive Officer, considering factors such as earnings performance, published earnings guidance, non-financial objectives or other factors that the Committee might choose; and

•	established weightings for each of the two foregoing portions of the STI awards;

•

Set the target percentage of each employee’s base salary that would be payable as an STI award if each of the two portions described above were payable at target. The targets for the named executive officers during 2007 were 50% for Mr. Feehan and 40% for Messrs. Bessant, Kauffman, Finn and Gaston. Mr. Wackerhagen’s target percentage was approximately 42% of his base salary, which was the weighted average of the percentages applicable to the two executive offices he held during the year.

In January 2008, the Committee evaluated whether and to what extent we achieved the 2007 financial target. It first considered whether any non-operating gains or losses or results from any significant non-budgeted acquisitions should be excluded from the analysis. The Committee then determined that the increase of 2007 EBT over 2006 EBT, after accrual of the 2007 STI awards was below the target set in early 2007 and resulted in STI award payouts that were approximately 63% of the award targets. The Committee also elected to make no other award payments under the STI plan in 2008 based on 2007 performance.

As a result of the Committee’s determinations, each of the named executive officers received the 2007 STI award payments in February 2008 in the amounts reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Executive Compensation. Awards under our 2004 Long-Term Incentive Plan (“LTIP”) are designed to reward participants for their contributions to the Company’s consistent, sustained financial performance over the long-term, which should contribute to an increase in our stock price and thereby benefit all shareholders, and strengthen the link between improvement in the Company’s long-term financial results and increases in shareholder value.

The Committee determines who participates in the LTIP based on nominations from the Chief Executive Officer and has, since 2004, limited participation to officers. The Committee also has the discretion to open LTIP participation to others in management positions having the ongoing opportunity and responsibility to influence our profitability to a significant degree.

Since 2004, we have granted restricted stock units (“RSUs”) as long-term incentive compensation. The LTIP also provides for other forms of stock-based long-term incentive compensation, including stock options, stock appreciation rights and restricted stock grants. We have chosen RSUs because they provide the recipients value in the form of Company stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.

In January 2007, the Committee again elected to award RSUs under the LTIP. These RSUs vest in 25% increments on January 31 of each of the four years following the grant date, beginning January 31, 2008. Each RSU holder is entitled to receive one share of our common stock for each RSU upon vesting. An officer who leaves the Company for any reason will forfeit any unvested portion of his or her RSU award, except in the event of certain changes in control. RSU award recipients can defer receipt of up to 100% of our common stock receivable when the RSUs vest.

The number of RSUs granted to individual officers in 2007 was determined by dividing a specified percentage of the officer’s annual base salary as of the award date by the average stock price during the 20 calendar day period ending on the grant date. The applicable percentages for each officer depended on the officer’s position in the Company.

In January 2007, the Committee set the applicable percentages and authorized the 2007 RSU awards, which the full Board approved. The percentages for the named executive officers were set as follows: Mr. Feehan: 100%; Messrs. Bessant, Kauffman, Finn, Gaston and Wackerhagen: 75%. In setting these percentages, the Committee reviewed the role of the LTIP award in the named executive officers’ overall compensation and its role under our compensation policy, particularly that of aligning the executives’ interests with those of other shareholders. It also reviewed comparisons of these awards with long term incentive compensation paid at companies with whom we compare our compensation and compete for talent.

Retirement and Other Benefits

We do not maintain a defined-benefit retirement program. Instead, all Company employees are eligible to participate in our 401(k) Savings Plan. Certain other highly-compensated Company employees, including the named executive officers, can also participate in the Company’s Nonqualified Savings Plan. The named executive officers and other Company officers can also participate in the Supplemental Executive Retirement Program.

401(k). The Company matches 50% of the first 5% of pay that each employee contributes to our 401(k) plan, including the named executive officers. All employee contributions are fully vested upon contribution. Company matching contributions vest over an employee’s first five years of service with the Company, and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and Company stock when investing their 401(k) account funds.

Nonqualified Savings Plan. The Nonqualified Savings Plan is a nonqualified retirement savings plan into which participants can contribute portions of their salary in excess of the 401(k) contribution limits. Plan participants can also defer up to 100% of their STI awards into the Nonqualified Savings Plan. As with the 401(k) plan, the Company will match 50% of the first 5% of salary a participant contributes to the Nonqualified Savings Plan; if, however, a participant participates in both the 401(k) and Nonqualified Savings plans, the combined Company match to both plans will be limited to that amount. The Company matching contributions vest over the first five years of an employee’s service with the Company and are fully vested for employees who have five or more years of service. This plan offers the same investment options as the 401(k) plan. All the named executive officers, except Mr. Wackerhagen, have more than five years’ service with the Company and are fully vested; Mr. Wackerhagen joined the Company in June 2005 and is 40% vested.

We will distribute each participant’s Nonqualified Savings Plan account funds in a lump sum shortly after the participant’s employment with us terminates. A participant can also defer receipt of his or her Nonqualified Savings Plan account funds or receive them in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Nonqualified Savings Plan account while employed, unless suffering severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a rabbi trust associated with the Plan or from the general assets of the Company entity that is the employee’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan (“SERP”). The Company provides the SERP to its officers as a supplement to their retirement benefits in addition to its contributions to their 401(k) and Nonqualified Savings Plan accounts. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who was employed by us on the last day of the plan year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. SERP participants’ deemed investment options are the same as the investment options available under the 401(k) plan and the Nonqualified Savings Plan, except that Company stock is not available as an investment option under the SERP. Participants vest in their SERP accounts over their first five years of service with the Company, and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. All named executive officers, except Mr. Wackerhagen, have more than five years’ service with the Company and are fully vested; Mr. Wackerhagen joined the Company in June 2005 and is 40% vested.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may also elect to defer receipt of the SERP account or to receive it in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a rabbi trust associated with the SERP or from the general assets of the Company entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer for any SERP benefits he or she is owed.

Each year the Committee sets a targeted percentage of each officer’s compensation that the Company may contribute to each officer’s SERP account as a supplemental contribution. It also determines the targeted (but non-binding) amount of the supplemental contribution for each year. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance, and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP, and are credited to the officer’s SERP account in February of the following year. For 2007, the supplemental contribution for each named executive officer was 10.5% of the combined base salary paid during the year and the STI award actually paid during 2007 based on 2006 performance. The percentages were unchanged from the prior year.

Special Restricted Stock Unit Award. When the Company adopted the SERP in December 2003, it also made a one-time grant of RSUs (the “2003 RSUs”) under the 1994 Long-Term Incentive Plan to persons who were then Company officers, including the named executive officers other than Mr. Wackerhagen. Like the SERP, the grant of 2003 RSUs was intended to supplement the officers’ retirement benefits.

The 2003 RSUs granted to those who were under age 50 on the grant date, including Mr. Bessant, vest in 15 equal installments on each of the first 15 anniversaries of the grant date, provided the holder continues to be employed by the Company on each applicable vesting date. The 2003 RSUs granted to those who were 50 or older on the grant date vest in equal installments over the number of whole and fractional 12-month periods between the grant date and the holder’s 65th birthday, provided the holder continues to be employed by the Company on each applicable vesting date. The 2003 RSUs held by Messrs. Feehan, Kauffman, Finn and Gaston vest in twelve, five, seven and five equal annual installments, respectively, on each grant date anniversary, with an additional final installment of the remaining unvested 2003 RSUs vesting on their respective 65th birthdays. Messrs. Feehan, Bessant, Kauffman, Finn and Gaston received grants of 59,214, 12,303, 19,610, 17,773 and 13,719 RSUs, respectively.

Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause termination. They may, however, elect to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination and may also elect to receive the vested 2003 RSU shares in up to 10 annual installments following their termination rather than in a single payment. Mr. Finn’s Employment Transition Agreement, which became effective September 21, 2007, modified the vesting and payment provisions of his 2003 RSU agreement to provide that he will receive the portion of his 2003 RSU shares that vest during that agreement’s term. The holders of 2003 RSUs would forfeit any unvested 2003 RSUs if they leave the Company, and would forfeit all vested and unvested 2003 RSUs if they are terminated for cause.

Perquisites and Other Personal Benefits

We provide perquisites and other personal benefits to the named executive officers that the Committee believes are reasonable and consistent with its overall compensation program and to better enable the Company to attract and retain superior employees for key positions. The perquisites provided to the named executive officers included an annual automobile allowance, an allowance for professional services, certain medical expense reimbursements and club memberships. Attributed costs of these personal benefits for the named executive officers for the year ended December 31, 2007 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table. With respect to Messrs. Feehan, Bessant and Wackerhagen, these amounts include attributed costs for certain personal benefits they received during the first seven months of 2007 before we ceased providing these benefits to them in August 2007.

We have entered into an employment agreement with Mr. Feehan and Executive Change in Control Severance Agreements with other named executive officers. These agreements are designed to promote stability and continuity of senior management. Information about payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Matters

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. The Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The IRS issued final regulations related to this law in April 2007, and we are required to bring all Company plans that provide deferred compensation into compliance with the new law and the final regulations by December 31, 2008. The Company believes it has been operating in good faith compliance with the statutory provisions in the period since the law became effective on January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation.”

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman Daniel E. Berce A.R. Dike

SUMMARY COMPENSATION TABLE

The following table and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial officer, our three most highly compensated officers during 2007 and one former executive officer.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compen- sation ($)(5)	Total($)
Daniel R. Feehan CEO and President (Principal Executive Officer)(6)	2007 2006	$584,450 503,571	$486,110 364,282	$187,866 246,795	$175,857 184,772	$1,434,283 1,299,420

Thomas A. Bessant, Jr. Executive VP – CFO (Principal Financial Officer)	2007 2006	$312,235 267,900	$164,004 114,818	$80,338 104,944	$63,926 69,431	$620,503 557,093

Jerry D. Wackerhagen President, Retail Services Division	2007	$295,431	$65,176	$80,344	$26,553	$467,504

James H. Kauffman Executive VP – Corporate Development	2007 2006	$307,740 297,517	$236,858 183,018	$79,738 116,648	$68,926 71,430	$693,262 668,613

Michael D. Gaston Executive VP – Corporate Development	2007 2006	$239,148 231,175	$179,632 137,796	$61,966 90,637	$61,052 61,539	$541,798 521,147

Jerry D. Finn Former Executive VP – Pawn Operations(7)	2007 2006	$272,404 263,330	$190,822 143,164	$70,583 103,244	$69,971 64,318	$603,780 574,056

(1)	Portions of the amounts in these columns have been deferred under the 401(k) plan or the Nonqualified Savings Plan.

(2)	The amounts in the “Stock Awards” column reflect the dollar amount that the Company has recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with FAS 123R of awards of restricted stock units (“RSUs”) under the 1994 and 2004 Long-Term Incentive Plans, including RSUs granted in and prior to 2007, and including the 2003 RSUs. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

(3)	Some named executive officers have deferred a portion of the stock they were entitled to receive upon vesting of their RSUs, as described in the “Option Exercises and Stock Vested in Fiscal 2007” table.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” reflect the cash awards paid in February 2008 to the named executive officers under the Short-Term Incentive Plan (“STI plan”), which is discussed in further detail in the Compensation Discussion and Analysis Section under the heading “Executive Compensation Practices – Short-Term Incentive Compensation.”

(5)

All Other Compensation consists of Company contributions made during 2007 to the named executive officers’ 401(k), the Nonqualified Savings Plan and SERP accounts. It also includes personal benefits and perquisites provided to each named executive officer consisting of auto allowances, medical expense reimbursements, allowances for professional services, club memberships, tax reimbursements and, with respect to Mr. Feehan, a supplemental life insurance premium. The amounts of Company contributions during 2007 to the Nonqualified Savings Plan and the SERP are also reported in the Nonqualified Deferred

Compensation Table below. As each of the named executive officers received more than $10,000 in total perquisites and personal benefits, the following specifies the value of perquisites and personal benefits comprising more than the greater of 10% of such officer’s total perquisites and personal benefits or $25,000:

(a)	A professional fee allowance of $59,360 paid to Mr. Feehan.

(b)	Auto allowances in the amount of $11,071 for Mr. Feehan, $9,231 for Messrs. Bessant and Wackerhagen, and $15,000 for Messrs. Kauffman, Gaston and Finn.

(6)	The amounts shown for Mr. Feehan do not include his director’s fees. Such fees are shown on the “2007 Director Compensation” table on page 10.

(7)	Mr. Finn resigned as an executive officer of the Company as of September 21, 2007.

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and nonequity awards made to our named executive officers under our Short-Term Incentive and Long-Term Incentive plans during 2007: (1) The grant date; (2) the target amounts of each named executive officer’s STI award; (3) the number of shares underlying RSUs awarded under the 2004 Long-Term Incentive Plan; and (4) the grant date fair value of each RSU award.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Thresh- old ($)	Target ($)	Maxi- Mum ($)
Daniel R. Feehan	1/24/2007	$0	$292,225	—	11,560	$497,196
Thomas A. Bessant, Jr.	1/24/2007	$0	$124,894	—	4,689	$201,674
Jerry A. Wackerhagen	1/24/2007	$0	$118,172	—	3,679	$158,234
James H. Kauffman	1/24/2007	$0	$123,461	—	5,122	$220,297
Michael D. Gaston	1/24/2007	$0	$95,944	—	3,980	$171,180
Jerry D. Finn	1/24/2007	$0	$109,289	—	4,534	$195,007

(1)	The target amounts in this column are the target awards under the Short-Term Incentive Plan, or “STI plan.” They equal a specified percentage of the named executive officer’s 2007 base salary. The threshold amount reflects that no short-term incentive awards (“STI awards”) would have been payable if the Company did not meet the minimum financial goal required for payment of any 2007 STI awards and if other specified incentive goals were not achieved. There was no maximum limit to STI awards. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table shows the actual amount of the 2007 STI awards paid in February 2008 to the named executive officers. The STI plan and the 2007 STI awards are discussed in further detail in the Compensation Discussion and Analysis Section under the heading “Executive Compensation Practices – Short-Term Incentive Program.”

(2)	These amounts are the number of RSUs awarded by the Management Development and Compensation Committee in January 2007. The number of RSUs awarded was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock for the 20 calendar days ending on the date of the Committee meeting at which the award was approved. The percentages were: Mr. Feehan: 100%; Messrs. Bessant, Wackerhagen, Kauffman, Gaston and Finn: 75%. These RSUs vest in 25% increments on January 31 of each of the four years following the grant date, beginning January 31, 2008.

(3)	The amounts in this column were calculated by multiplying the number of RSUs granted in 2007 by $43.01, the closing price of our common stock on January 23, 2007, the day preceding the grant date.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table provides information on the named executive officers’ holdings of stock options and unvested RSUs as of December 31, 2007. For additional information about the RSU awards, see the description of the Long-Term Incentive Plan in the Compensation Discussion and Analysis section of this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#): Exercisable	Option Exercise Price ($)		Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Daniel R. Feehan	150,000 62,500 62,500	$ $ $	10.125 7.950 9.410	1/26/10 1/23/12 1/22/13	73,682	$2,379,929

Thomas A. Bessant, Jr.	25,000 50,000	$ $	7.950 9.410	1/23/12 1/22/13	22,085	$713,346

Jerry A. Wackerhagen	—		—	—	7,278	$235,079

James H. Kauffman	50,000 25,000 25,000	$ $ $	10.125 7.950 9.410	1/26/10 1/23/12 1/22/13	20,133	$650,296

Michael D. Gaston	—		—	—	15,039	$485,760

Jerry D. Finn	—		—	—	20,956	$676,879

(1)	The awards listed in this column include the following RSUs that were unvested as of December 31, 2007:

a.

RSUs granted December 22, 2003 under the 1994 Long-Term Incentive Plan (“2003 RSUs”); as follows: Mr. Feehan: 39,575; Mr. Bessant 9,022; Mr. Kauffman: 5,421; Mr. Gaston: 3,607; and Mr. Finn: 8,142. The 2003 RSUs held by Messrs. Feehan, Kauffman, Gaston and Finn vest in equal annual installments each grant date anniversary, with the final installments vesting on their respective 65th birthdays. Mr. Bessant’s RSUs vest in 15 annual installments on each grant date anniversary. The 2003 RSUs are described in “Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.”

b.	RSUs granted on January 21, 2004 under the 1994 Long-Term Incentive Plan: Mr. Feehan: 4,086; Mr. Bessant: 1,425; Mr. Kauffman: 1,737; Mr. Gaston: 1,350; and Mr. Finn: 1,331. These RSUs vest in 25% installments on each grant date anniversary, beginning in 2005.

c.	RSUs granted on January 26, 2005 under the 2004 Long-Term Incentive Plan: Mr. Feehan: 6,680; Mr. Bessant: 2,514; Mr. Kauffman: 2,842; Mr. Gaston: 2,208; and Mr. Finn: 2,514. These RSUs vest in 25% installments on each January 31, beginning in 2006.

d.	RSUs granted on January 25, 2006 under the 2004 Long-Term Incentive Plan: Mr. Feehan: 11,781; Mr. Bessant: 4,435; Mr. Kauffman: 5,011; Mr. Wackerhagen: 3,599; Mr. Gaston: 3,894; and Mr. Finn, 4,435. These RSUs vest in 25% installments on each January 31, beginning in 2007.

e.	RSUs granted on January 24, 2007 under the 2004 Long-Term Incentive Plan: Mr. Feehan: 11,560; Mr. Bessant: 4,689; Mr. Kauffman: 5,122; Mr. Wackerhagen: 3,679; Mr. Gaston: 3,980; and Mr. Finn: 4,534. These RSUs vest in 25% installments on each January 31, beginning in 2008.

(2)	The market value of the unvested RSUs is based on the closing market price of our common stock as of December 31, 2007, which was $32.30.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table provides information on (1) the aggregate stock option exercises during 2007, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on exercise(#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Daniel R. Feehan	—	—	16,264	$635,227
Thomas A. Bessant, Jr.	—	—	4,984	$200,620
Jerry A. Wackerhagen	—	—	1,200	$50,664
James H. Kauffman	—	—	8,378	$318,537
Michael D. Gaston	40,906	$1,079,537	6,280	$239,887
Jerry D. Finn	—	—	6,476	$249,286

(1)	Values reflect the aggregate difference between the option exercise prices and the prices of the Company’s stock when the options were exercised.

(2)	Included in this column are:

a.	shares receivable upon vesting of RSUs received as annual Long-Term Incentive Plan awards (“LTIP RSUs”) that have been deferred, as follows: Mr. Feehan: 11,354 shares with a value of $472,706 at vesting; Mr. Kauffman: 4,831 shares with a value of $201,131 at vesting; and Mr. Gaston: 3,752 shares with a value of $156,210 at vesting; and

b.	shares receivable on vesting of RSUs granted in December 2003 (the “2003 RSUs”) that are not payable to the named executive officer until his retirement or other not-for-cause termination, or such later date or dates to which he may have deferred receipt, as follows: Mr. Feehan: 4,910 shares with a value of $162,521 at vesting; Mr. Bessant: 820 shares with a value of $27,142 at vesting; Mr. Kauffman: 3,547 shares with a value of $117,406 at vesting; Mr. Gaston: 2,528 shares with a value of $83,677 at vesting; and Mr. Finn: 2,408 shares with a value of $79,705 at vesting. The 2003 RSUs are described in Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.

(3)	Values reflect the closing price of the Company’s stock on the day preceding the respective vesting dates.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows compensation deferred under our Nonqualified Savings Plan and the SERP, and information about shares of our common stock receivable upon the vesting of RSUs that the executives have received as part of their long-term incentive compensation and have elected to defer (“LTIP RSUs”) or RSUs that, by their terms, are not payable until the executive retires or otherwise leaves the Company (the “2003 RSUs”). It shows (1) the amounts each named executive officer deferred into each plan during 2007 and the dollar value of RSUs deferred during 2007; (2) the amounts that the Company contributed on behalf of each named executive officer to each plan; (3) the aggregate earnings of each named executive officer under both plans; (4) the aggregate withdrawals or distributions made from these plans by or on behalf of each named executive officer; and (5) the aggregate balance at December 31, 2007 of each named executive officer’s Nonqualified Savings Plan and SERP accounts and the aggregate value as of December 31, 2007 of vested RSUs that have been deferred. You may find additional information about the Nonqualified Savings Plan, the SERP, and the 2003 RSUs in the Compensation Discussion and Analysis under “Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2007(1)(3)		Registrant Contributions in 2007(2)(3)		Aggregate Earnings in 2007(4)		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2007(3)
Daniel R. Feehan	Nonqualified Savings SERP Deferred RSU Shares(5)		$36,806 — 635,227		$16,858 70,095 —	$27,285 11,701 (444,255)		— — —	$737,852 361,333 1,265,029

Thomas A. Bessant, Jr.	Nonqualified Savings SERP Deferred RSU Shares(5)		$5,821 — 27,142		$5,035 35,333 —	$(36,260 3,819 (36,587	) )	— — —	$190,811 170,666 105,976

Jerry A. Wackerhagen	Nonqualified Savings SERP Deferred RSU Shares(5)		$9,204 — —		$4,086 25,271 —	$(1,576 1,930 —)		— — —	$15,344 41,405 —

James H. Kauffman	Nonqualified Savings SERP Deferred RSU Shares(5)		$60,413 — 318,537		$2,466 39,378 —	$(137,070 17,453 (254,033	) )	— — —	$1,294,785 214,586 726,685

Michael D. Gaston	Nonqualified Savings SERP Deferred RSU Shares(5)		$36,709 — 239,887		$3,012 30,597 —	$(47,186 9,291 (187,190	) )	— — —	$672,613 150,831 535,017

Jerry D. Finn	Nonqualified Savings SERP Deferred RSU Shares(5)	$	— — 79,705	$	— 34,853 —	$38,547 9,350 (107,383)		$501,321 39,301 —	$83,474 121,284 311,081

(1)	Executive contributions to the Nonqualified Savings Plan described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2007.

(2)	Registrant contributions to the Nonqualified Savings Plan and SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2007.

(3)	The Nonqualified Savings amounts in these columns are net of “spillovers” made in 2008 from the executive’s Nonqualified Savings Plan to the executive’s 401(k) plan. The spillover amounts were determined after a nondiscrimination review of the prior year’s participation by all employees in our 401(k) savings plan and are amounts that Nonqualified Savings Plan participants could have contributed to their 401(k) accounts during the prior year under IRS rules. Such determination and spillover are made by March 15 of the following year.

(4)	The amounts in this column, which are not included in the Summary Compensation table, (a) reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that mirrors the funds in the 401(k) plan, with the exception that an investment in Company stock is not available under the SERP; and (b) with respect to shares receivable upon the vesting of RSUs that have been deferred, reflect the return calculated as described in the following footnote. The annual rates of return for these investments for the calendar year ended December 31, 2007, as reported by the administrator of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Instl	9.07%	Baron Asset	10.13%
Dodge & Cox Balanced	1.73%	Royce Low-Priced Stock Service	2.32%
T. Rowe Price Equity Income	3.30%	American Beacon Intl Equity Plan	9.46%
Schwab S&P 500 Index Inv	5.34%	Cash America International common	-30.87%
Transamerica Premier Equity Inv.	15.19%	Schwab Investor Money Market	4.82%

(5)	“Deferred RSU Shares” consist of vested LTIP RSUs that the named executive officers have deferred and of vested 2003 RSUs. The amounts shown for Deferred RSU Shares consist of:

(a) in the “Executive Contributions in 2007” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs on their respective vesting dates, as follows:

(i) LTIP RSUs issued in 2004 that vested on January 21, 2007, valued at $40.59 (the closing price on January 19, 2007, the last trading date prior to the vesting date): Mr. Feehan: 4,086 shares, Mr. Kauffman: 1,739 shares; and Mr. Gaston: 1,350 shares;

(ii) LTIP RSUs issued in 2005 that vested on January 31, 2007, valued at 42.22 (the closing price on January 30, 2007, the last trading date prior to the vesting date): Mr. Feehan: 3,341 shares; Mr. Kauffman: 1,421 shares; and Mr. Gaston: 1,104 shares;

(iii) LTIP RSUs issued in 2006 that vested on January 31, 2007, valued at $42.22 (the closing price on January 30, 2007, the last trading prior to the vesting date): Mr. Feehan: 3,927 shares, Mr. Kauffman: 1,671 shares, Mr. Gaston: 1,298 shares; and

(iv) 2003 RSUs vested on December 22, 2007, valued at $33.10 (the closing price on December 21, 2007, the last trading day prior to the vesting date): Mr. Feehan: 4,910 shares; Mr. Bessant: 820 shares; Mr. Kauffman: 3,547 shares; Mr. Gaston: 2,528 shares; and Mr. Finn: 2,408 shares.

(b) in the “Aggregate Earnings in 2007” column, the aggregate change in value from January 1, 2007 through December 31, 2007 of Deferred RSU Shares outstanding during all of 2007, or from their respective vesting dates through December 31, 2007 for Deferred RSU Shares deferred during 2007; and

(c) in the “Aggregate Balance at December 31, 2007” column, the aggregate value of all Deferred RSU Shares (including those that had vested in prior years) valued at $32.30, the closing stock price at December 31, 2007.

The 2003 RSUs provide that the named executive officers may not receive vested shares until their retirement or other not-for-cause termination. The 2003 RSUs held by Messrs. Feehan, Kauffman, Finn and Gaston vest in equal annual installments on each grant date anniversary, with an additional final installment of any remaining unvested 2003 RSUs vesting on their respective 65th birthdays; the number of installments depend on their respective ages on the grant date; Mr. Bessant’s RSUs vest in 15 annual installments on the first 15 anniversaries of the grant date. Mr. Finn’s Employment Transition Agreement, which became effective as of September 21, 2007, modified the vesting and payment provisions of his 2003 RSUs to provide that he will receive the portion of his 2003 RSUs that vest during that agreement’s term. The 2003 RSUs are described in “Compensation Discussion and Analysis – Retirement and Other Benefits – Special Restricted Stock Unit Award.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s employment agreement, if the Company terminates Mr. Feehan other than for cause or fails to renew the term of the agreement upon expiration, he will be entitled to receive the remainder of his then-current year’s salary in a lump sum. He would also be entitled to receive an amount equal to three times his then-current salary plus his average annual bonus for the three preceding years, payable in equal monthly installments over the longer of the following three-year period or the remainder of the agreement term. All other rights and benefits Mr. Feehan may have under the Company’s employee and/or executive benefit plans and arrangements generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

Mr. Feehan’s employment agreement provides that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months. The agreement also includes Mr. Feehan’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter.

Payments to other Named Executive Officers. We do not currently have employment agreements with or a formal severance plan for the other named executive officers. Offer letters provided to named executive officers who joined the Company as executive vice presidents, including Mr. Kauffman in June 1996, Mr. Gaston in March 1997 and Mr. Wackerhagen in June 2005, generally provide that each would receive a severance package that includes a payment or series of payments equal to 12 months salary, plus the continuation of certain life, health and disability benefits. While severance arrangements are generally handled on a case by case basis and are subject to the discretion of the Chief Executive Officer and the Committee, we expect that we would follow the practices reflected in the executive vice president offer letters for any division president or executive vice president. Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year, provided that the officer was a Company employee at the end of that year; vested grants under our Long-Term Incentive Plan; and vested contributions and earnings under the Nonqualified Savings Plan and the Supplemental Executive Retirement Plan. In addition, if the executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs upon his resignation, retirement or any termination, including by reason of his disability or death, except as described below for terminations during specified periods following a change in control of the Company.

Jerry D. Finn Employment Transition Agreement. Jerry D. Finn, the Company’s former Executive Vice President-Pawn Operations, entered into an Employment Transition Agreement under which he is currently employed on a part-time basis through December 31, 2009. He continues to assist the Company with the transition of its organizational structure, including the transition of his primary duties to his successor, and such other duties as may be assigned to him during the term of his agreement. In connection with his agreement, Mr. Finn resigned as an officer of the Company effective as of September 21, 2007, which is also the effective date of his agreement.

Under his agreement, Mr. Finn is receiving an annual base salary of $278,600 during the agreement term, has received his 2007 Short-Term incentive award, will continue to participate in all group retirement, health, welfare and similar broad-based benefit plans, programs and arrangements during the agreement term, and will continue to receive a car allowance and reimbursement of financial planning expenses through December 31, 2008. He will also receive lump sum cash payments in amounts equal to the amount of Company matching contributions under the Nonqualified Savings Plan, 401(k) plan and SERP that he would have received had he remained a full-time employee during certain specified periods. His agreement also modifies the vesting and payment provisions of an agreement under which he received RSUs in December 2003. He will not receive short-term or long-term incentive compensation awards for years after 2007. Mr. Finn’s salary would cease upon his death or termination for cause, and he or his estate would continue to be entitled to the vested portion of any benefit earned through the time of his death or termination.

Payments made Upon a Change of Control

Mr. Feehan’s employment agreement and the Executive Change-In-Control Severance Agreements specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change in control.

Mr. Feehan’s Employment Agreement. Under his employment agreement, if Mr. Feehan resigns or is terminated other than for cause within twelve months after a “change in control” of the Company, he will be entitled to:

•	Earned and unpaid salary;

•	A pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year;

•	A lump sum equal to three times his annual salary;

•	A lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	Immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards;

•

Continued health benefits for thirty-six months, payment of the Company’s portion of COBRA premiums for 18 months, and an amount equal to 18 times the Company’s portion of the first monthly COBRA premium, paid in a lump sum;

•	Executive placement services from an executive search/placement firm; and

•

An amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover the additional state and federal income, excise, and employment taxes that may arise on this additional payment.

Mr. Feehan’s employment agreement provides that a change in control is deemed to occur:

•	if any person not affiliated with us becomes the beneficial owner of 30% or more of our voting securities;

•	if, during any 24 consecutive month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances;

•

if a person or group not affiliated with us acquires (or has acquired during the 12-month period ending on the date of such person’s or group’s most recent acquisition) gross assets of the Company with an aggregate fair market value of greater than or equal to over 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions; or

•	if any other transaction takes place that the Board of Directors of the Company designates as constituting a change of control.

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers other than Mr. Feehan provide that if, within 24 months after a “change in control” of the Company, the Company terminates the executive other than for cause or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	Earned and unpaid salary;

•	A pro-rated portion of the target annual bonus under the existing bonus plan based on the number of months employed during the year;

•	A lump sum equal to two times the executive’s annual salary;

•	A lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	Immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards;

•

Continued health benefits for twenty-four months, the Company’s portion of COBRA premiums for 18 months, and an amount equal to six times the Company’s portion of the first monthly COBRA premium, paid in a lump sum;

•	Executive placement services from an executive search/placement firm; and

•

An amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise, and employment taxes that may arise on this additional payment.

The Executive Change-in-Control Severance Agreements provide that a change in control is deemed to occur:

•	if any person not affiliated with us becomes the beneficial owner of 30% or more of our voting securities;

•	if, during any 24 consecutive month period, a majority of the directors at the beginning of such period are replaced other than in specific circumstances;

•

upon the consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company’s then outstanding securities;

•

if the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the Company’s sale or disposition of all or substantially all of its assets (or any transaction having a similar effect); or

•	upon any other transaction that the Board of Directors designates as being a change in control.

Accelerated Vesting of Awards under Long-Term Incentive Plans. The agreements relating to the RSUs granted under the 1994 and 2004 Long-Term Incentive Plans (the “LTIPs”), including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of restricted stock units would be accelerated if there is a change in control, as defined in the agreements.

Accelerated Vesting under the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (“SERP”) provides that the vesting under the SERP would be accelerated if there is a change in control, as defined in the SERP, or if the executive’s employment is terminated as a result of his job being abolished.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts if their employment terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2007 under each plan. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

In addition, the Nonqualified Savings Plan provides that the unvested portion of the Company matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change in control.

Potential Payments

The following tables show potential payments to our named executive officers continuing in their respective offices after December 31, 2007, under the existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $32.30 (as reported on the New York Stock Exchange as of December 31, 2007), and assuming that the named executives had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2007, each executive had received all of the base salary earned during 2007, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

Benefit	Retirement	Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	—		$2,361,115	(1)	$2,976,675	(2)
Base Salary Continuation	—	$700,000	(3)	—		—
Earned but unpaid short-term incentive compensation	$187,866	$187,866		$187,866		$292,225
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		—		$2,379,929
Continued Health Benefits	—	—		$12,223	(4)	$58,698	(5)
Outplacement Benefits	—	—		—		$50,000
Tax Gross Ups	—	—		—		—	(6)
Deferred Vested RSUs	$1,265,029	$1,265,029		$1,265,029		$1,265,029

Total	$1,452,895	$2,152,895		$3,826,233		$7,022,556

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2007 and (b) three times the average of STI awards of $246,795, $164,004 and $372,545 paid with respect to 2006, 2005 and 2004 performance, respectively. To be paid in 36 equal monthly installments.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2007 and (b) three times the target STI award under the 2007 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12 month period following termination due to death or disability.

(4)	Consists of supplemental health premiums to be paid over a 12 month period.

(5)	Consists of the Company’s portion of COBRA premiums to be paid over an 18 month period, the Company’s portion of supplemental health premiums to be paid over a 36 month period and an amount equal to 18 times the Company’s portion of the first monthly COBRA premium, paid in a lump sum.

(6)	Assumes that no excise taxes would be payable under IRS rules for such payments.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$368,610	(1)	$987,008	(2)
Earned but unpaid short-term incentive compensation	$80,338	$80,338		$124,894
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$713,346
Continued Health Benefits	—	$20,168	(3)	$61,304	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		—	(5)
Deferred Vested RSUs	$105,976	$105,976		$105,976

Total	$186,314	$575,092		$2,042,528

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2007 and (b) two times the target STI award under the 2007 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of the Company’s portion of COBRA premiums to be paid over an 18 month period, the Company’s portion of supplemental health premiums to be paid over a 24 month period and an amount equal to six times the Company’s portion of the first monthly COBRA premium paid in a lump sum.

(5)	Assumes that no excise taxes would be payable under IRS rules for such payments.

Jerry D. Wackerhagen

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$420,360	(1)	$1,077,064	(2)
Earned but unpaid short-term incentive compensation	$80,344	$80,344		$118,172
Accelerated vesting of LTIP awards	—	—		$235,079
Continued Health Benefits	—	$20,168	(3)	$61,304	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		$567,501	(5)
Deferred Vested RSUs	—	—		—
Accelerated Vesting of SERP and Nonqualified Savings Plan matching account	—	—		$28,211

Total	$80,344	$520,872		$2,137,331

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Wackerhagen’s base salary as of December 31, 2007 and (b) two times the target STI award under the 2007 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of the Company’s portion of COBRA premiums to be paid over an 18 month period, the Company’s portion of supplemental health premiums to be paid over a 24 month period and an amount equal to six times the Company’s portion of the first monthly COBRA premium paid in a lump sum.

(5)	Assumes that Mr. Wackerhagen would be subject to excise taxes under IRS rules for such payments.

James H. Kauffman

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$314,700	(1)	$876,322	(2)
Earned but unpaid short-term incentive compensation	$79,738	$79,738		$123,461
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$650,296
Continued Health Benefits	—	$12,223	(3)	$39,132	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups	—	—		—	(5)
Deferred Vested RSUs	$726,685	$726,685		$726,685

Total	$806,423	$1,133,346		$2,465,896

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Kauffman’s base salary as of December 31, 2007 and (b) two times the target STI award under the 2007 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of the Company’s portion of COBRA premiums to be paid over an 18 month period, the Company’s portion of supplemental health premiums to be paid over a 24 month period and an amount equal to six times the Company’s portion of the first monthly COBRA premium paid in a lump sum.

(5)	Assumes that no excise taxes would be payable under IRS rules for such payments.

Michael D. Gaston

Benefit	Retirement, Death or Disability	Involuntary Termination		Involuntary Termination/ Termination for Good Reason Following a Change in Control
Severance	—	$244,600	(1)	$681,088	(2)
Earned but unpaid short-term incentive compensation	$61,966	$61,966		$95,944
Accelerated vesting of LTIP awards and 2003 RSUs	—	—		$485,760
Continued Health Benefits	—	$12,223	(3)	$39,132	(4)
Outplacement Benefits	—	—		$50,000
Tax Gross Ups				—	(5)
Deferred Vested RSUs	$535,017	$535,017		$535,017

Total	$596,983	$853,806		$1,886,941

(1)	12 months base salary payable over a 12 month period following termination.

(2)	This amount is (a) two times Mr. Gaston’s base salary as of December 31, 2007 and (b) two times the target STI award under the 2007 STI plan. To be paid as a lump sum.

(3)	Consists of supplemental health premiums to be paid over a 12 month period.

(4)	Consists of the Company’s portion of COBRA premiums to be paid over an 18 month period, the Company’s portion of supplemental health premiums to be paid over a 24 month period and an amount equal to six times the Company’s portion of the first monthly COBRA premium paid in a lump sum.

(5)	Assumes that no excise taxes would be payable under IRS rules for such payments.

AUDIT COMMITTEE REPORT

The Committee. The Audit Committee (“we” or “the Committee”) consists of three non-employee, independent directors: Daniel E. Berce, James H. Graves and Timothy J. McKibben. Mr. Berce chairs the Committee. The Board has determined that each Committee member is “independent,” as the Securities Exchange Act of 1934, as amended, and current NYSE listing standards define that concept, and that each is financially literate. The Board has also determined that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Audit Committee Responsibilities. Our function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information we receive from, and discussions with, management and the independent registered public accounting firm. Our role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm.

We have adopted, and annually review, a charter outlining the practices we follow. Our principal responsibilities include:

•

reviewing the Company’s financial statements, earnings releases, financial reporting and accounting policies, and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the scope of the annual audit and reports and recommendations submitted by the independent registered public accounting firm;

•

overseeing the relationship with the Company’s independent registered public accounting firm; among our responsibilities set out in the charter are engaging, replacing or discharging that firm; reviewing that firm’s independence, qualifications, services, fees and performance; reviewing and overseeing the resolution of any disagreements between the Company management and the firm; ensuring the firm’s compliance with the Sarbanes-Oxley partner rotation requirements, and pre-approving all professional services that such firm provides;

•	reviewing and overseeing the Company’s internal audit and compliance functions;

•

setting and reviewing policies regarding hiring of current or former employees of the independent registered public accounting firm, and overseeing the receipt, retention and treatment of complaints and concerns concerning financial or auditing matters;

•	preparing the Audit Committee Report to include in each year’s proxy statement; and

•	annually reviewing our charter and performance.

During 2007, we amended our charter to clarify our meeting procedures, internal reporting obligations, our authority to have direct, independent and confidential access to the Company’s other directors, management and personnel to carry out Committee purposes, and the timing and occurrence of certain communications with our independent registered public accounting firm. We also amended the charter to provide that no Committee member may serve on more than two other public company audit committees. Our charter is available in the “Corporate Governance” portion of the “Investor Relations” section of the Company’s website, www.cashamerica.com.

Audit Committee Report. During 2007, we met regularly and held many discussions with management, the independent registered public accounting firm and the Company’s internal auditors. During these meetings and in meetings this year concerning the Company’s annual report on Form 10-K for the year ended December 31, 2007, we have:

•	reviewed and discussed the audited financial statements included in the Form 10-K with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•	reviewed and discussed with the independent registered public accounting firm its judgments as to the quality (and not just the acceptability) of the Company’s accounting policies;

•

received the written disclosures and communications from the independent registered public accounting firm that are required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed the independence of the independent registered public accounting firm with such firm;

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU §380”, as amended;

•

discussed with senior management, the independent registered public accounting firm and internal auditors the process used for the chief executive officer and chief financial officer to make the required certifications in connection with the 10-K and other periodic SEC filings; and

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and compliance functions and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

In accordance with our policy that we pre-approve all professional services provided by the independent registered public accounting firm, (discussed above under Proposal 2 – “Independent Registered Public Accounting Firm”) we have determined that the Independent Registered Public Accounting Firm performed no non-audit services for the Company during 2007.

We continue to monitor the performance and reports of the Company’s internal auditors, review staffing levels, oversee steps taken to implement recommended improvements in internal controls and procedures and perform other duties prescribed by our charter.

We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. Our considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. We have appointed, subject to shareholder ratification, the Company’s independent registered public accounting firm for the year ended December 31, 2008.

AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

This Audit Committee Report does not constitute “soliciting material” and shall not be deemed to be “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference therein.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal to be presented by a shareholder at the Company’s 2009 Annual Meeting of Shareholders (whether in accordance with Securities and Exchange Commission Rule 14a-8 or otherwise) must be presented to the Company by no later than November 26, 2008. Any such proposal must be sent in writing to the Corporate Secretary of the Company at the Company’s address set forth at the beginning of this Proxy Statement.

* * * *

It is important that you return your proxy promptly to avoid unnecessary expense to the Company. Therefore, regardless of the number of shares of stock you own, please promptly date, sign and return the enclosed proxy in the enclosed reply envelope.

By Order of the Board of Directors,

J. Curtis Linscott

Secretary

March 26, 2008

1600 WEST 7TH STREET FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cash America International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CSHAM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote On Directors			☐	☐	☐
1. ELECTION OF DIRECTORS,
Nominees:
01) Daniel E. Berce	05)	James H. Graves
02) Jack R. Daugherty	06)	B. D. Hunter
03) A. R. Dike	07)	Timothy J. McKibben
04) Daniel R. Feehan	08)	Alfred M. Micallef
Vote On Proposals							For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2008.							☐	☐	☐
							For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.
3. Shareholder proposal regarding anti-predatory lending policies.							☐	☐	☐
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, partner, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

                        Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

                        The Notice and Proxy Statement, Annual Report / 10K Wrap are available at www.proxyvote.com.

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting April 23, 2008

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the “Company”) to be held in Fort Worth, Texas on April 23, 2008, and at any adjournment thereof, all the stock of the Company standing in my name as of the record date of March 5, 2008 on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side).

Address Changes/Comments: ______________________________________________________
______________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on reverse side)